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                                                                  EXHIBIT 10.12


                          INVENTORY PURCHASE AGREEMENT

         This Inventory Purchase Agreement, effective as of July , 1996, is made and entered into by and between Chadwick's, Inc., a Massachusetts corporation ("Chadwick's"), and The TJX Companies, Inc., a Delaware corporation ("TJX").

         WHEREAS, Chadwick's is a catalog retailer of off-price women's apparel and other merchandise and TJX is an off-price retailer of similar merchandise;

         WHEREAS, for a number of years Chadwick's has had excess inventory which it has liquidated by sales to TJX, among others; and

         WHEREAS, Chadwick's and TJX wish to formalize this arrangement on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows:

         1. The term of this Agreement shall be for the period beginning as of the date hereof and ending January 29, 2000.

         2. Subject to the terms and conditions of this Agreement, in each Contract Year (as defined below) Chadwick's shall, consistent with past practices, make all of its Excess Inventory (as defined below) available for sale to TJX. As used herein, "Contract Year" shall mean the fiscal year of Chadwick's ending on the last Saturday in January and "Excess Inventory" shall mean all of Chadwick's first quality merchandise that Chadwick's does not sell through either its regular or its sale catalogs or through no more than five Chadwick's outlet stores.

         3. From time to time and consistent with past practices, Chadwick's shall specify to TJX, in reasonable detail, the Excess Inventory to be made available for sale to TJX hereunder. Chadwick's shall use commercially reasonable efforts to make Excess Inventory available for sale to TJX at times and in quantities consistent with the past course of dealing between the parties. Within seven (7) business days after any such Excess Inventory has been made available to TJX for inspection, TJX may offer to purchase the Excess Inventory at a price which will produce for TJX for each category of merchandise a profit upon resale (after allowance for anticipated markdowns) no less than TJX's gross profit percentage to sales averages for the comparable category of Chadwick's merchandise for the comparable season one year earlier, it being the intention of the parties that they are to deal with each other fairly and consistent with past practice. Any such offer from TJX shall be deemed to
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include a representation and warranty that any price offered by TJX complies with the requirements of the immediately preceding sentence. In all events, TJX shall be required to offer to purchase Excess Inventory having a value, measured by Chadwick's original retail price for the merchandise, of at least twenty-five million dollars ($25,000,000) for the Contract Year ending the last Saturday in January and after the date hereof and at least fifty million dollars ($50,000,000) for each subsequent Contract Year (each, the "Annual Minimum"), reduced as provided in Section 4.

         4. Within five (5) business days after receipt of an offer from TJX pursuant to Section 3, Chadwick's shall advise TJX whether it wishes to accept TJX's offer. If Chadwick's shall reject any offer made by TJX in accordance with
Section 3, the Annual Minimum for the Contract Year in which the rejection occurs shall be reduced by Chadwick's retail price of the merchandise for which the offer has been rejected.

         5. Chadwick's shall ship all Excess Inventory purchased by TJX hereunder as soon as reasonably practicable F.O.B., West Bridgewater, Massachusetts. TJX shall make payment to Chadwick's within thirty (30) days from the date the goods are received.

         6. In the event of any conflict between this Agreement and any purchase order, this Agreement shall prevail.

         7. The parties agree to use all reasonable efforts to resolve in an amicable manner any and all disputes between them in connection with this Agreement. In the event of the occurrence of a dispute which cannot otherwise be resolved by the parties, such dispute shall be referred to the respective Chief Executive Officers or Executive Vice Presidents - Merchandising (or equivalent position) of the parties for resolution.

         8. Except for obligations relating to the payment of money, neither party shall be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God or other causes beyond its reasonable control. Each party agrees to notify the other promptly of any circumstance delaying its performance and to resume performance as soon thereafter as is reasonably practicable.

         9. No modification of this Agreement or any waiver of any rights hereunder shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

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         10. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram or telex or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to TJX, to:            The TJX Companies, Inc.
                                   770 Cochituate Road
                                   Framingham, Massachusetts  01701
                                   Telecopier:  (508) 390-2457
         With copies to each:      Attention:  President and General Counsel

         And with a copy to:       Arthur G. Siler, Esq.
                                   Ropes & Gray
                                   One International Place
                                   Boston, Massachusetts  02110
                                   Telecopier:  (617) 951-7050

         If to the Company, to:    Chadwick's of Boston, Ltd.
                                   35 United Drive
                                   West Bridgewater, Massachusetts  02379
                                   Telecopier:  (508) 583-2071
                                   Attention:  President

         With a copy to:           Constantine Alexander, Esq.
                                   Nutter, McClennen & Fish, LLP
                                   One International Place
                                   Boston, Massachusetts  02116
                                   Telecopier:  (617) 973-9748


or to such other address as either party herein may designate for itself by notice given as herein provided.

         11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement may not be assigned by either party without the prior written approval of the other party.

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         12. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to conflict of laws principles.

         Witness the execution hereof as an instrument under seal as of the day and year first above written.


                                            CHADWICK'S, INC.


                                            By____________________________
                                               Its



                                            THE TJX COMPANIES, INC.


                                            By_____________________________
                                               Its

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